Exhibit 99.1

FORESTAR REPORTS FOURTH QUARTER AND FISCAL 2021 RESULTS

ARLINGTON, Texas (Business Wire) - November 4, 2021 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for the fourth quarter and fiscal year ended September 30, 2021.

Fiscal 2021 Fourth Quarter Highlights
All comparisons are year-over-year

•Net income attributable to Forestar increased 82% to $44.0 million or $0.89 per diluted share
•Pre-tax income increased 84% to $58.8 million, while pre-tax profit margin increased 480 basis points to 14.0%
•Revenues increased 20% to $418.7 million
•Residential lots sold increased 23% to 4,902 lots

Fiscal 2021 Highlights
All comparisons are year-over-year

•Net income attributable to Forestar increased 81% to $110.2 million or $2.25 per diluted share
•Pre-tax income increased 88% to $146.6 million, while pre-tax profit margin increased 270 basis points to 11.1%
◦Excluding an $18.1 million loss on extinguishment of debt, pre-tax income increased 111% to $164.7 million and pre-tax profit margin increased 400 basis points to 12.4%
•Revenues increased 42% to $1.3 billion
•Residential lots sold increased 53% to 15,915 lots
•Lots owned and controlled increased 60% to 97,000 lots
•Return on equity (ROE) of 11.7% for fiscal 2021, an improvement of 440 basis points; 6th consecutive quarter of ROE improvement

Daniel C. Bartok, CEO, said, “The Forestar team delivered a record quarter and fiscal year, with significant gains in volume and improved pre-tax profit margins compared to the prior year periods. I am extremely proud of how the team managed through supply chain challenges, further establishing Forestar’s reputation as a reliable and consistent supplier of finished residential lots. Demand remains very strong for finished residential lots, and we plan to continue to capitalize on the strength in the market in fiscal 2022.”

Financial Results
Net income attributable to Forestar for the fourth quarter of fiscal 2021 increased 82% to $44.0 million, or $0.89 per diluted share, compared to $24.2 million, or $0.50 per diluted share, in the same quarter of fiscal 2020. Pre-tax income for the fourth quarter of fiscal 2021 increased 84% to $58.8 million from $32.0 million in the same quarter of fiscal 2020. Revenues for the quarter increased 20% to $418.7 million from $347.6 million in the same quarter of fiscal 2020, driven by a 23% increase in the number of lots sold.

Net income attributable to Forestar for the fiscal year ended September 30, 2021 increased 81% to $110.2 million, or $2.25 per diluted share, compared to $60.8 million, or $1.26 per diluted share, in fiscal 2020. Pre-tax income for fiscal 2021 increased 88% to $146.6 million from $78.1 million in fiscal 2020. The fiscal 2021 results include an $18.1 million pre-tax loss on extinguishment of debt related to the early redemption of the Company’s 8.0% senior notes. Revenues for fiscal 2021 increased 42% to $1.3 billion from $931.8 million in fiscal 2020, driven by a 53% increase in the number of lots sold.

The Company’s ROE improved 440 basis points to 11.7% in fiscal 2021. ROE is calculated as net income attributable to Forestar for the year divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the fourth quarter increased 23% to 4,902 lots compared to 3,977 lots in the same quarter of fiscal 2020. Lots sold in fiscal 2021 increased 53% to 15,915 lots compared to 10,373 lots in fiscal 2020.

The Company’s lot position at September 30, 2021 increased 60% from September 30, 2020 to 97,000 lots, of which 64,400 were owned and 32,600 were controlled through land and lot purchase contracts. Of the Company’s owned lot position at September 30, 2021, 21,000 lots, or 33%, were under contract to sell to D.R. Horton, Inc. (“D.R. Horton”), representing approximately $1.6 billion of future revenue. Another 18,200 lots, or 28%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at September 30, 2021.

Lots owned at September 30, 2021 included 5,300 that are fully developed, of which approximately 300 are related to lot banking. On September 30, 2021, the Company had 800 lots under contract to sell to customers other than D.R. Horton, and during the fourth quarter of fiscal 2021, Forestar sold 529 lots to customers other than D.R. Horton, up from 100 lots in the prior year quarter. During fiscal 2021, Forestar sold 1,076 lots to customers other than D.R. Horton, up from 209 lots in fiscal 2020.

Capital Structure, Leverage and Liquidity
During fiscal 2021, the Company issued 1.4 million shares of common stock under its at-the-market equity offering program for proceeds of $33.4 million, net of commissions and other issuance costs.

Forestar ended the year with $153.6 million of unrestricted cash and $349.7 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $503.3 million. Debt at September 30, 2021 totaled $704.5 million, and the Company’s net debt to total capital ratio was 35.2%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “Housing market conditions remain favorable across the country, and Forestar is consolidating market share in the fragmented and under-capitalized U.S. lot development industry. The Forestar team achieved a strong fiscal 2021 with over 15,900 lot deliveries, and we currently expect to deliver between 19,000 and 19,500 lots in fiscal 2022.

“Forestar’s return-focused business model is centered on our high inventory turnover, lower risk lot manufacturing strategy. Our strategic and operational plan is underpinned by our low net leverage and strong liquidity, the engagement of our people and our strategic relationship with D.R. Horton, the nation’s largest homebuilder. With approximately 97,000 lots owned and controlled at September 30, 2021, we expect robust growth with increasing pre-tax profitability in the coming years.”

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, November 4) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 995683, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 56 markets and 23 states and delivered 15,915 residential lots during the fiscal year ended September 30, 2021. The Company is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that Forestar plans to continue to capitalize on the strength in the market in fiscal 2022; we currently expect to deliver between 19,000 and 19,500 lots in fiscal 2022; our strategic and operational plan is underpinned by our low net leverage and strong liquidity, the engagement of our people and our strategic relationship with D.R. Horton, the nation’s largest homebuilder; and with approximately 97,000 lots owned and controlled at September 30, 2021 and we expect robust growth with increasing pre-tax profitability in the coming years.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; supply shortages and other risks of acquiring land, construction materials and skilled labor; competitive conditions in our industry; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; the impact of significant inflation, higher interest rates or deflation; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Katie Smith, 817-769-1860
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,
	2021	2020
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$153.6	$394.3
Real estate	1,905.2	1,309.7
Investment in unconsolidated ventures	0.9	3.6
Income taxes receivable	—	6.3
Property and equipment, net	2.9	1.1
Other assets	39.1	24.9
Total assets	$2,101.7	$1,739.9
LIABILITIES
Accounts payable	$47.4	$29.2
Accrued development costs	104.5	44.4
Earnest money on sales contracts	148.3	98.3
Deferred tax liability, net	24.4	5.7
Accrued expenses and other liabilities	56.7	49.4
Debt	704.5	641.1
Total liabilities	1,085.8	868.1
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,580,389 and 48,061,921 shares issued at September 30, 2021 and 2020, respectively	49.6	48.1
Additional paid-in capital	636.2	603.9
Retained earnings	329.1	218.9
Stockholders' equity	1,014.9	870.9
Noncontrolling interests	1.0	0.9
Total equity	1,015.9	871.8
Total liabilities and equity	$2,101.7	$1,739.9

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Revenues	$418.7	$347.6	$1,325.8	$931.8
Cost of sales	342.8	303.4	1,096.6	813.7
Selling, general and administrative expense	19.7	12.9	68.4	45.7
Equity in earnings of unconsolidated ventures	—	—	(0.2)	(0.7)
Gain on sale of assets	(2.5)	—	(2.5)	(0.1)
Interest and other income	(0.1)	(0.7)	(1.2)	(4.9)
Loss on extinguishment of debt	—	—	18.1	—
Income before income taxes	58.8	32.0	146.6	78.1
Income tax expense	14.7	7.5	36.1	16.4
Net income	44.1	24.5	110.5	61.7
Net income attributable to noncontrolling interests	0.1	0.3	0.3	0.9
Net income attributable to Forestar Group Inc.	$44.0	$24.2	$110.2	$60.8

Basic net income per common share attributable to Forestar Group Inc.	$0.89	$0.50	$2.25	$1.26
Weighted average number of common shares	49.6	48.1	48.9	48.0

Diluted net income per common share attributable to Forestar Group Inc.	$0.89	$0.50	$2.25	$1.26
Adjusted weighted average number of common shares	49.7	48.2	49.0	48.1

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021		2020
	(In millions)
Residential lot sales:
Development projects	$385.6	$275.5	$1,182.6		$616.3
Lot banking projects	14.7	66.7	116.1		261.7
(Increase) decrease in contract liabilities	(1.7)	0.2	(5.6)		2.3
	398.6	342.4	1,293.1		880.3
Tract sales and other	20.1	5.2	32.7		51.5
	$418.7	$347.6	$1,325.8		$931.8

	RESIDENTIAL LOTS SOLD
	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021		2020
Development projects	4,615	3,082	14,221		7,316
Lot banking projects	287	895	1,694		3,057
	4,902	3,977	15,915		10,373

Average sales price per lot (1)	$81,600	$86,000	$81,600		$84,600

			LOT POSITION
			September 30,
			2021		2020
Lots owned			64,400	(2)	42,400	(3)
Lots controlled under land and lot purchase contracts			32,600		18,100
Total lots owned and controlled			97,000		60,500
_____________
(1)Excludes any impact from change in contract liabilities.
(2)Lots owned at September 30, 2021 included approximately 21,000 under contract to sell to D.R. Horton and 18,200 subject to a right of first offer to purchase by D.R. Horton.
(3)Lots owned at September 30, 2020 included approximately 14,000 under contract to sell to D.R. Horton and 16,400 subject to a right of first offer to purchase by D.R. Horton.